Exhibit 99.1

BlackRock TCP Capital Corp. Announces Leadership Transitions

Howard Levkowitz to Retire as Chairman and Chief Executive Officer; Board Appoints Rajneesh Vig as Successor; Phil Tseng Named President and Chief Operating Officer

SANTA MONICA, Calif. – June 1, 2021 – BlackRock TCP Capital Corp. (NASDAQ: TCPC) announced today that Rajneesh Vig will succeed Howard Levkowitz as Chairman and Chief Executive Officer and Phil Tseng will assume the roles of President and Chief Operating Officer. This transition in leadership follows BlackRock’s highly successful 2018 acquisition of Tennenbaum Capital Partners (“TCP”) that solidified BlackRock as a leading private credit manager.

Howard Levkowitz, a co-founder of TCP, announced that he will be retiring from his role as Chief Executive Officer of BlackRock TCP Capital Corp. (“TCPC” or “the Company”) on August 5, 2021, and as a Director and Chairman of the Board of Directors (the “Board”) on September 30, 2021. Howard will serve as Chairman of BlackRock’s US Private Capital business until the end of the year.  Raj Vig will assume the role of Chief Executive Officer on August 5, 2021, and Chairman on September 30, 2021. Phil Tseng will assume the role of Chief Operating Officer on August 5, 2021, and President on September 30, 2021.  Howard, Raj and Phil led the successful integration of TCP to develop BlackRock’s US Private Capital team, which today is a leader in private credit.

Howard Levkowitz, Chairman and CEO of BlackRock TCP Capital Corp. said, “I’m pleased to announce the well-deserved promotion of Raj Vig and appointment of Phil Tseng. We have worked together as partners for more than 15 years and together we built an industry-leading private credit platform. Raj and Phil have been instrumental in the growth of the US Private Capital team at BlackRock and are well equipped to continue to build on TCPC’s successful track record of delivering strong results for shareholders. I am especially proud that we have attracted and developed a deep bench of first-class investment talent that allows for this smooth transition.”

Raj Vig has more than 20 years of experience in the financial services industry. He joined TCP in 2006 and served as TCPC’s President and Chief Operating Officer since its IPO in 2012. He is currently Co-Head and Investment Committee Chair of BlackRock’s US Private Capital team.  Phil joined TCP in 2004 and was as a managing partner prior to the BlackRock acquisition. He currently serves with Raj as Co-Head of US Private Capital.

Raj Vig, President and Chief Operating Officer of BlackRock TCP Capital Corp. said, “I am grateful to have had the privilege of working alongside Howard Levkowitz for many years. Howard is a leader in the industry and was a key architect in building the US Private Capital business. I appreciate our Board’s vote of confidence in appointing me Chairman and Chief Executive Officer. I am excited to take on these additional leadership responsibilities and continue TCPC’s success with my long-time colleague Phil Tseng. We’re well positioned to capitalize on the tremendous opportunity ahead in direct lending. I look forward to continuing to work with our team to leverage the strength of the BlackRock platform and create value for all of our stakeholders.”

Freddie Reiss, Independent Director of BlackRock TCP Capital Corp. said, “On behalf of our entire Board of Directors, I want to thank Howard Levkowitz for his leadership and vision as well as his many contributions to the company over the years. Since co-founding TCP more than two decades ago, Howard has built a culture of strong investment performance. Howard and Raj built TCPC into a top-performing BDC with an impressive track record of consistently delivering strong shareholder returns. Having worked closely with Raj Vig over the years as TCPC’s President and COO, we have tremendous confidence in Raj to build upon TCPC’s success.”

ABOUT BLACKROCK TCP CAPITAL CORP.:

BlackRock TCP Capital Corp. (NASDAQ: TCPC) is a specialty finance company focused on direct lending to middle-market companies as well as small businesses. TCPC lends primarily to companies with established market positions, strong regional or national operations, differentiated products and services and sustainable competitive advantages, investing across industries in which it has significant knowledge and expertise. TCPC’s investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. TCPC is a publicly traded business development company, or BDC, regulated under the Investment Company Act of 1940 and is externally managed by its advisor, Tennenbaum Capital Partners, LLC, a wholly owned, indirect subsidiary of BlackRock, Inc. For more information, visit www.tcpcapital.com.

FORWARD-LOOKING STATEMENTS

Prospective investors considering an investment in BlackRock TCP Capital Corp. should consider the investment objectives, risks and expenses of the Company carefully before investing. This information and other information about the Company are available in the Company’s filings with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC’s website at www.sec.gov and the Company’s website at www.tcpcapital.com. Prospective investors should read these materials carefully before investing.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in general economic conditions or changes in the conditions of the industries in which the Company makes investments, risks associated with the availability and terms of financing, changes in interest rates, availability of transactions, and regulatory changes. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2020, and the Company’s subsequent periodic filings with the SEC. Copies are available on the SEC’s website at www.sec.gov and the Company’s website at www.tcpcapital.com. Forward-looking statements are made as of the date of this press release and are subject to change without notice. The company has no duty and does not undertake any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

SOURCE:

BlackRock TCP Capital Corp.

CONTACT:

BlackRock TCP Capital Corp.
Katie McGlynn
310-899-4948
investor.relations@tcpcapital.com